Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Record Results for 2009

Houston, Texas (Monday, February 1, 2010) – Enterprise Products Partners L.P. (NYSE: EPD) today announced its financial results for the three months and year ended December 31, 2009.  Results for 2009 and 2008 have been recast to reflect the merger of TEPPCO Partners, L.P. with Enterprise as a reorganization of entities under common control in a manner similar to a pooling of interests.  The merger was completed on October 26, 2009.

Highlights:

•
For the fourth quarter of 2009, Enterprise reported record gross operating margin of $865 million.  Net income attributable to Enterprise for the fourth quarter of 2009 was a record $406 million, or $0.60 per unit.  Net income for the fourth quarter of 2009 included the benefit of $24 million, or $0.04 per unit, related to the settlement of a rate case for our Mid-America pipeline; $16 million, or $0.03 per unit, of proceeds received from insurance associated with the effects of Hurricanes Ike and Katrina; and $9 million, or $0.01 per unit, for insurance proceeds associated with the repairs of the flex joint on the Independence Trail pipeline in 2008.  Net income attributable to Enterprise for the fourth quarter of 2008 was $228 million, or $0.43 per unit;

•	For 2009, Enterprise reported record gross operating margin and net income attributable to Enterprise of $2.8 billion and $1.0 billion, respectively. Earnings per unit for 2009 were $1.73 per unit;

	4th Quarter		Year Ended
$Millions, except per unit	2009	2008	2009	2008
Gross operating margin	$ 865	$ 651	$ 2,840	$ 2,609
Operating income	$ 612	$ 423	$ 1,824	$ 1,748
Adjusted EBITDA	$ 831	$ 654	$ 2,686	$ 2,546
Net income	$ 439	$ 275	$ 1,155	$ 1,189
Net income attributable to Enterprise	$ 406	$ 228	$ 1,031	$ 954
Earnings per unit	$ 0.60	$ 0.43	$ 1.73	$ 1.84

•
Enterprise increased its cash distribution rate with respect to the fourth quarter of 2009 to $0.56 per unit, or $2.24 per unit on an annualized basis, which represents a 5.7 percent increase from the distribution rate paid with respect to the fourth quarter of 2008.  This is the 22nd consecutive quarterly increase and the 31st increase since the partnership’s IPO in 1998.  The distribution with respect to the fourth quarter of 2009 is payable on February 4, 2010;

•	Enterprise reported record distributable cash flow of $570 million for the fourth quarter of 2009, which provided 1.5 times coverage of the $0.56 per unit cash distribution declared for limited partners. Enterprise retained approximately $164 million of distributable cash flow for the fourth quarter of 2009;

•
Distributable cash flow for 2009 was a record $1.6 billion and provided 1.2 times coverage of the $2.195 per unit of limited partner distributions declared with respect to 2009.  Enterprise retained approximately $264 million of distributable cash flow for 2009.

•
Enterprise’s natural gas liquid (“NGL”), crude oil, refined products and petrochemical pipeline volumes for the fourth quarter of 2009 were a record 4.3 million barrels per day while total natural gas pipeline volumes were 11.5 trillion British thermal units per day (“TBtud”), representing increases of 15 percent and 2 percent, respectively, over the same quarter in 2008.  Growth in NGL, crude oil, refined products and petrochemical pipeline volumes was primarily attributable to the Shenzi, Cameron Highway and Poseidon crude oil pipelines; the Mid-America and Seminole pipelines; and the NGL import/export terminal on the Houston Ship Channel and its associated pipeline.  NGL fractionation volumes for the fourth quarter of 2009 increased 5 percent to a record 477 thousand barrels per day (“MBPD”).  Equity NGL production for the fourth quarter of 2009 was a record 120 MBPD;

•
Enterprise made $517 million of capital investments during the fourth quarter of 2009, including $58 million of sustaining capital expenditures.  For 2009, Enterprise made $1.7 billion of capital investments, including $184 million of sustaining capital expenditures;

•
After giving effect to $343 million of net proceeds from an offering of 10,925,000 common units which closed on January 12, 2010, Enterprise had liquidity (unrestricted cash and available capacity under credit facilities) of approximately $2.0 billion; and

•
Affiliates of Enterprise Products Company (formerly known as EPCO, Inc.), a private company controlled by Dan Duncan and the largest unitholder of Enterprise Products Partners L.P., have expressed their willingness to consider investing up to $200 million during 2010 to purchase additional partnership units from Enterprise Products Partners L.P.  This includes their commitment to reinvest $50 million through Enterprise Products Partner’s distribution reinvestment plan for the distribution to be paid on February 4, 2010 to purchase additional common units.

Review and Comment on Fourth Quarter 2009 Results

Net income attributable to Enterprise for the fourth quarter of 2009 was $406 million, or $0.60 per unit on a fully diluted basis, versus $228 million, or $0.43 per unit on a fully diluted basis, for the fourth quarter of 2008.  Net income for the fourth quarter of 2009 was positively impacted by notable items totaling approximately $49 million, or $0.08 per unit, consisting of $24 million, or $0.04 per unit, related to the settlement of a rate case for our Mid-America pipeline; $16 million, or $0.03 per unit, for proceeds received from insurance associated with the effects of Hurricanes Ike and Katrina; and $9 million, or $0.01 per unit, for insurance proceeds associated with the 2008 repairs to the flex joint at Independence Trail pipeline.

On January 12, 2010, the Board of Directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate with respect to the fourth quarter of 2009 to $0.56 per unit, representing a 5.7 percent increase over the $0.53 per unit rate that was paid with respect to the fourth quarter of 2008.  Enterprise generated record distributable cash flow of $570 million during the fourth quarter of 2009 compared to $332 million for the fourth quarter of 2008.  Enterprise’s distributable cash flow for the fourth quarter of 2009 provided 1.5 times coverage of the cash distributions to be paid to limited partners on February 4, 2010.  The partnership retained approximately $164 million of distributable cash flow in the fourth quarter of 2009, which is available to reinvest in growth capital projects, reduce debt, and decrease the need to issue additional equity.  For 2009, Enterprise generated over $1.6 billion of distributable cash flow, of which it retained $264 million, or 16 percent, to reinvest in the partnership and provide additional financial flexibility.  Since the partnership’s initial public offering in 1998, Enterprise has generated over $7.7 billion of distributable cash flow, of which it has retained over $1.1 billion, or approximately 15 percent.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable U.S. GAAP financial measure, net cash flows provided by operating activities.

“We would like to thank our employees and our debt and equity investors for their contribution in enabling Enterprise to successfully navigate the volatile economic conditions and capital markets that defined 2009.  We are pleased with Enterprise’s performance during 2009 as the partnership reported record volumes and financial results for both the fourth quarter and the full year of 2009,” said Michael A. Creel, president and chief executive officer of Enterprise.  “For the fourth quarter of 2009, NGL, crude oil, refined products and petrochemical pipeline volumes were a record 4.3 million barrels per day, while NGL fractionation volumes and equity NGL production were a record 477,000 and 120,000 barrels per day, respectively.  Our natural gas pipeline systems continued to run at near record levels of 11.5 trillion Btus per day.  Driven by volume growth, strong natural gas processing margins and profits realized from forward sales of NGLs, Enterprise reported record gross operating margin and distributable cash flow of $865 million and $570 million, respectively, for the fourth quarter of 2009.  For 2009, gross operating margin and distributable cash flow were a record $2.8 billion and $1.6 billion, respectively.”

“Enterprise’s gross operating margin for the fourth quarter of 2009 increased by $214 million, or 33 percent, compared to the fourth quarter of 2008 with most of our significant assets generating year over year growth.  Generally, this growth was supported by the overall improvement in economic activity in the United States and globally; strong demand for NGLs by the petrochemical industry as an attractive alternative to more costly crude oil derivatives; natural gas and NGL production growth in the Rockies; and the rebound of crude oil, natural gas and NGL production from the Gulf of Mexico, which had been severely impacted by the effects of Hurricanes Gustav and Ike in the fourth quarter of 2008,” stated Creel.

“Our commercial, operating and financial teams have made excellent progress in combining the Enterprise and TEPPCO businesses.  In addition to the $20 million of public company and redundancy cost savings that we estimated at the time of the merger, we have already taken steps to capture approximately $35 million per year of opportunities to either increase revenues or reduce expenses that had not been previously identified.  These opportunities include tariff revisions on the Enterprise Refined Products Pipeline System, electing to process certain volumes of natural gas on the Val Verde natural gas pipeline system and lower credit spreads on our $1.1 billion of debt that was issued in October 2009.  With our broader footprint and capabilities in the midstream energy business, we are beginning to identify complementary opportunities that would have been difficult to achieve as two stand alone companies,” stated Creel.

“We ended 2009 with a strong financial position to begin funding our growth capital investment plan in 2010.  With the completion of our equity offering in early January and our retention of $164 million of distributable cash flow in the fourth quarter of 2009, we had liquidity of approximately $2.0 billion to begin 2010.  We estimate that we will invest approximately $1.5 billion in growth capital projects in 2010 based on projects already approved.  The largest of these projects include the completion of our Trinity River Basin Lateral natural gas pipeline serving the Barnett Shale region, the Haynesville Extension of our Acadian intrastate natural gas pipeline system in Louisiana, a new NGL fractionator at our complex in Mont Belvieu and expansions of our South Texas natural gas, NGL and crude oil pipeline systems to facilitate near term production growth from the developing Eagle Ford shale region,” concluded Creel.

Certain of Enterprise’s revenues, operating costs and expenses can fluctuate significantly based on the prices of natural gas, NGLs and crude oil without necessarily affecting gross operating margin and operating income to the same degree.  Revenue for the fourth quarter of 2009 increased to $8.4 billion from $5.9 billion in the same quarter of 2008 primarily attributable to an increase in sales volumes and energy prices.  Gross operating margin was $865 million for the fourth quarter of 2009 compared to $651 million for the fourth quarter of 2008.  Operating income was $612 million for the fourth quarter of 2009 versus $423 million for the same quarter of 2008.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the fourth quarter of 2009 was $831 million compared to $654 million for the fourth quarter of 2008.  Gross operating margin, Adjusted EBITDA and operating income for the fourth quarter of 2009 were positively impacted by a total of $52 million consisting of the settlement of the rate case for Mid-America pipeline; proceeds received from insurance associated with the effects of Hurricanes Ike and Katrina; and insurance proceeds associated with the 2008 repairs to the flex joint at Independence Trail pipeline.

Review of Segment Performance for the Fourth Quarter of 2009

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 44 percent to $511 million for the fourth quarter of 2009 compared to $354 million for the same quarter of 2008.

Enterprise’s natural gas processing business recorded a $96 million increase in gross operating margin to $299 million for the fourth quarter of 2009 from $203 million for the fourth quarter of 2008.  The partnership’s Louisiana, Rocky Mountain and Texas natural gas processing plants accounted for approximately $63 million of this increase generally as a result of an increase in equity NGL production and higher processing margins.  NGL marketing activities contributed $43 million of the increase in gross operating margin for this business primarily due to recognition of earnings associated with forward sales transactions that were settled during the fourth quarter of 2009.  During 2009, the partnership was able to significantly increase the volume of forward sales transactions, which contributed toward the increased utilization of certain of our pipeline and storage facilities.  These increases in gross operating margin were partially offset by decreases in gross operating margin from Enterprise’s Chaco, Indian Basin and Indian Springs natural gas processing plants.

Equity NGL production (the NGLs that Enterprise earns as a result of providing processing services) for the fourth quarter of 2009 increased to a record 120 MBPD compared to 108 MBPD in the fourth quarter of 2008.  This increase in equity NGL production was due to a 12 MBPD increase in volumes from the partnership’s Rocky Mountain plants and a 6 MBPD increase in volumes from its South Louisiana plants compared to the fourth quarter of 2008 when certain Louisiana plants were impacted by volume disruptions caused by the effects of Hurricanes Gustav and Ike.  Enterprise reported fee-based processing volumes of over 2.5 billion cubic feet per day for the fourth quarter of 2009 compared to 2.7 billion cubic feet per day for the fourth quarter of 2008 primarily reflecting a decrease in fee-based processing volumes at plants in South Texas.

Gross operating margin from the partnership’s NGL pipeline and storage business increased by 44 percent to $176 million in the fourth quarter of 2009 from $122 million in the fourth quarter of 2008.  This $54 million increase in gross operating margin was primarily due to a $26 million benefit related to the settlement of the rate case for Mid-America pipeline, which covered the period beginning May 2005 through December 31, 2009, and a 16 percent, or 328 MBPD, increase in NGL transportation volumes.  The Mid-America and Seminole pipelines accounted for 105 MBPD of this increase while the partnership’s NGL import/export terminal on the Houston Ship Channel and its related pipeline accounted for 88 MBPD of the increase in transportation volumes.  NGL transportation volumes for the fourth quarter of 2009 were 2.4 million barrels per day compared to 2.1 million barrels per day in the fourth quarter of 2008.

Gross operating margin from Enterprise’s NGL fractionation business was $36 million for the fourth quarter of 2009, a 24 percent increase compared to the $29 million reported for the same quarter of 2008.  Gross operating margin for this business was higher due to record fractionation volumes of 477 MBPD, higher fractionation fees and lower operating expenses.  Fractionation volumes for the fourth quarter of 2008 were 456 MBPD.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $110 million for the fourth quarter of 2009, a $27 million decrease from the $137 million reported for the fourth quarter of 2008.  Our natural gas marketing business reported a $12 million decrease in gross operating margin due to lower unit margins and higher transportation and storage expenses.  The remainder of the decline in gross operating margin for the fourth quarter of 2009 compared to the fourth quarter of 2008 was largely attributable to decreases in gross operating margin from the San Juan, Val Verde and Carlsbad systems due to lower volumes and higher operating expenses.  These decreases in gross operating margin were partially offset by a $4 million increase in the aggregate gross operating margin generated by the Jonah gathering system, Piceance Basin gathering system, Exxon central treating facility and White River hub in the fourth quarter of 2009 compared to the fourth quarter of 2008 on an 800 billion British thermal unit per day (“BBtud”) increase in total volume.

Total onshore natural gas pipeline volumes increased 2 percent to 10.2 TBtud for the fourth quarter of 2009 versus 10.1 TBtud for the same quarter of 2008.

Onshore Crude Oil Pipelines & Services – Gross operating margin for the fourth quarter of 2009 from the partnership’s onshore crude oil pipelines and services business was $38 million compared to $23 million for the fourth quarter of 2008.  This $15 million increase was due to higher gross operating margin from crude oil marketing activities and approximately $8 million of losses from the sale of crude oil inventory incurred in the fourth quarter of 2008.  Crude oil transportation volumes were 672 MBPD for the fourth quarter of 2009 compared to 715 MBPD for the fourth quarter of 2008.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $98 million in the fourth quarter of 2009 compared to $54 million in the same quarter of 2008.  This $44 million increase in gross operating margin included a $13 million benefit from insurance recoveries related to Hurricanes Ike and Katrina; a $9 million benefit from insurance proceeds related to flex joint repairs on the Independence Trail pipeline; and a $28 million increase in gross operating margin from offshore crude oil pipelines, which more than offset lower gross operating margin from Independence Hub platform and Trail pipeline and certain other natural gas pipelines.

The Independence Hub platform and Trail pipeline reported aggregate gross operating margin of $53 million for the fourth quarter of 2009, which includes the $9 million insurance benefit, compared to $56 million for the fourth quarter of 2008.  Natural gas volumes on the Independence system were 642 BBtud for the fourth quarter of 2009, a 252 BBtud decrease from the 894 BBtud reported for the fourth quarter of 2008 partly due to scheduled maintenance activities during the fourth quarter of 2009.  Total Offshore natural gas pipeline volumes were 1.3 TBtud for the fourth quarters of 2009 and 2008.

Gross operating margin from Enterprise’s offshore crude oil pipeline business increased to $32 million for the fourth quarter of 2009 compared to $4 million for the fourth quarter of 2008.  The Shenzi pipeline, which commenced operations in April 2009, accounted for $15 million of this increase.  All of the partnership’s remaining offshore crude oil pipelines reported increases in gross operating margin and volumes due to these pipelines either being in limited service or out of service in the fourth quarter of 2008 due to volume disruptions caused by the effects of Hurricanes Gustav and Ike and modest increases in volumes at certain facilities.  Most of these pipelines returned to normal operations during the third quarter of 2009.  Total offshore oil pipeline volumes were a record 387 MBPD in the fourth quarter of 2009 versus 109 MBPD in the same quarter of 2008.

Petrochemical & Refined Product Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased 30 percent to $109 million in the fourth quarter of 2009 from $84 million in the fourth quarter of 2008.

Enterprise’s refined products pipelines and related services business reported gross operating margin of $47 million for the fourth quarter of 2009 compared to $30 million in the fourth quarter of 2008.  Gross operating margin for the fourth quarter of 2008 included charges totaling approximately $10 million for losses on sale and write down of product inventory balances.  The remainder of the increase in gross operating margin for this business was primarily due to higher average transportation fees which more than offset the effect of slightly lower transportation volumes.  Transportation volumes for the refined products and terminal business were 706 MBPD for the fourth quarter of 2009 compared to 712 MPBD for the fourth quarter of 2008.

The partnership’s propylene business reported gross operating margin of $21 million for both the fourth quarters of 2009 and 2008.  Propylene fractionation volumes increased 29 percent to 71 MBPD in the fourth quarter of 2009 compared to 55 MBPD for the same quarter of 2008.  While propylene fractionation volumes were significantly higher in the fourth quarter of 2009 compared to the fourth quarter of 2008, this benefit was offset by lower sales margins in the fourth quarter of 2009.  Related petrochemical pipeline transportation volumes were 104 MBPD during the fourth quarter of 2009 compared to 93 MBPD in the fourth quarter of 2008.

Enterprise’s butane isomerization business reported gross operating margin of $19 million in the fourth quarter of 2009 versus $18 million in the fourth quarter of 2008.  The increase in gross operating margin was primarily attributable to an increase in revenues from sales of by-products and higher volumes.  Isomerization volumes during the fourth quarter of 2009 were 93 MBPD compared to 90 MBPD in the fourth quarter of 2008.

Gross operating margin for Enterprise’s octane enhancement business increased by $13 million to $7 million in the fourth quarter of 2009 from a loss of $6 million in the fourth quarter of 2008 due to higher revenues from sales of by-products and a slight increase in volume.  Octane enhancement production was 13 MBPD for the fourth quarter of 2009 compared to 12 MBPD for the same quarter of 2008.

Enterprise’s marine transportation and other service businesses reported gross operating margin of $15 million for the fourth quarter of 2009 compared to $21 million for the fourth quarter of 2008.  The $6 million decrease in gross operating margin was primarily due to lower day rates in the fourth quarter of 2009 which more than offset the benefit of the acquisition of 19 push boats and 28 barges in June 2009.

Capitalization

Total debt principal outstanding at December 31, 2009 was approximately $11.3 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe, on average, approximately 58 percent equity content.  Enterprise’s consolidated debt at December 31, 2009 also included $457 million of debt of Duncan Energy Partners L.P. for which Enterprise does not have the payment obligation.  During the fourth quarter of 2009, Enterprise received proceeds of $32 million from the issuance of 1,177,999 common units through the partnership’s distribution reinvestment plan.  On January 12, 2010, Enterprise received net proceeds of approximately $343 million from the issuance of 10,925,000 common units through a public offering.  At December 31, 2009 after adjusting to give effect to the proceeds from the January 2010 common unit offering, Enterprise had liquidity of approximately $2.0 billion, which included availability under Enterprise’s credit facilities and unrestricted cash.

Total capital spending in the fourth quarter of 2009, net of contributions in aid of construction costs, was approximately $517 million, which includes $58 million of sustaining capital expenditures.  For 2009, total capital spending, net of contributions in aid of construction costs, was approximately $1.7 billion, which includes $184 million of sustaining capital expenditures on a recast basis.  To calculate distributable cash flow for Enterprise for 2009, sustaining capital expenditures were $167 million, which excludes the sustaining capital expenditures that TEPPCO incurred during the first half of 2009.  Currently, based on approved projects, Enterprise expects to invest $1.5 billion for growth capital expenditures in 2010.  In addition, the partnership expects sustaining capital expenditures for 2010 to be approximately $250 million.  The estimated increase in sustaining capital expenditures from 2009 to 2010 is primarily due to pipeline integrity projects.  We estimate that sustaining capital expenditures in 2011 will be in the range of $210 to $220 million.

Interest expense for the fourth quarter of 2009 was $170 million on an average debt balance of  $11.8 billion, compared to interest expense of $144 million in the fourth quarter of 2008, which had an average debt balance of $11.2 billion.  The increase in the average debt balance between the two periods was primarily due to debt incurred to fund the partnership’s capital investment program and working capital needs.  In addition, part of the increase in interest expense for the fourth quarter of 2009 compared to the fourth quarter of 2008 was due to a $10 million decrease in the amount of capitalized interest attributable to capital projects under construction.  Interest expense for the fourth quarter of 2009 included approximately $3 million of interest related to the amount refunded under the Mid-America pipeline rate case settlement.

Conference Call to Discuss Fourth Quarter 2009 Earnings

Today, Enterprise will host a conference call to discuss fourth quarter 2009 earnings.  The call will be broadcast live over the Internet at 8:00 a.m. CT and may be accessed by visiting the company’s website at www.epplp.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) non-cash consolidated asset impairment charges; (3) operating lease expenses for which we do not have the payment obligation; (4) gains and losses from asset sales and related transactions; and (5) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before the allocation of earnings to noncontrolling interests.

We include equity earnings from unconsolidated affiliates in our measurement of segment gross operating margin.  Our equity investments with industry partners are a vital component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand alone basis.  Many of these businesses perform supporting or complementary roles to our other business operations.

Distributable cash flow.  We define distributable cash flow as net income or loss attributable to Enterprise adjusted for: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of operating lease expenses for which we do not have the payment obligation; (3) the addition of cash distributions received from unconsolidated affiliates less equity earnings from unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations; (5) the addition of losses or subtraction of gains from asset sales and related transactions; (6) the addition of cash proceeds from asset sales or related transactions; (7) the return of an investment in an unconsolidated affiliate or related transactions; (8) the addition of losses or subtraction of gains on the monetization of financial instruments recorded in accumulated other comprehensive income (loss), if any, less related amortization of such amounts to earnings; (9) the addition of net income attributable to the noncontrolling interest associated with the public unitholders of Duncan Energy Partners L.P. (“DEP”), less related cash distributions to be paid to such unitholders with respect to the period of calculation; and (10) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Adjusted EBITDA.  We define Adjusted EBITDA as net income or loss minus equity earnings from unconsolidated affiliates; plus distributions received from unconsolidated affiliates, interest expense, provision for income taxes and depreciation, amortization and accretion expense.  Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.   The partnership’s assets include: more than 48,000 miles of onshore and offshore pipelines; approximately 200 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity.   Services include: natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform services; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.   For additional information, visit www.epplp.com.  Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE).  For more information on Enterprise GP Holdings L.P., visit www.enterprisegp.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812
Rick Rainey, Media Relations, (713) 381-3635
###

Enterprise Products Partners L.P.				Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues	$8,400.3	$5,925.5	$25,510.9	$35,469.6
Costs and expenses:
Operating costs and expenses	7,768.9	5,468.7	23,565.8	33,618.9
General and administrative costs	39.0	36.8	172.3	137.2
Total costs and expenses	7,807.9	5,505.5	23,738.1	33,756.1
Equity in income of unconsolidated affiliates	19.2	3.1	51.2	34.9
Operating income	611.6	423.1	1,824.0	1,748.4
Other income (expense):
Interest expense	(169.8)	(144.4)	(641.8)	(540.7)
Other, net	(4.0)	7.0	(1.8)	12.2
Total other expense	(173.8)	(137.4)	(643.6)	(528.5)
Income before provision for income taxes	437.8	285.7	1,180.4	1,219.9
Provision for income taxes	1.5	(10.9)	(25.3)	(31.0)
Net income	439.3	274.8	1,155.1	1,188.9
Net income attributable to noncontrolling interests	(33.2)	(46.8)	(124.2)	(234.9)
Net income attributable to Enterprise Products Partners L.P.	$406.1	$228.0	$1,030.9	$954.0

Net income allocated to:
Limited partners	$347.6	$191.0	$852.2	$811.5
General partner	$58.5	$37.0	$178.7	$142.5
Per unit data (fully diluted):
Earnings per unit	$0.60	$0.43	$1.73	$1.84
Average limited partner units outstanding (in millions)	571.5	439.8	487.0	437.6
Other financial data:
Net cash flows provided by operating activities	$1,485.5	$316.0	$2,377.2	$1,567.1
Cash used in investing activities	$474.7	$882.4	$1,546.9	$3,246.9
Cash provided by (used in) financing activities	$(1,033.6)	$560.0	$(837.1)	$1,690.7
Distributable cash flow	$570.4	$331.9	$1,643.2	$1,378.2
Adjusted EBITDA	$831.4	$654.4	$2,686.1	$2,546.1
Depreciation, amortization and accretion	$213.5	$197.1	$833.4	$737.8
Distributions received from unconsolidated affiliates	$31.4	$30.3	$86.6	$80.8
Total debt principal outstanding at end of period	$11,297.0	$11,562.8	$11,297.0	$11,562.8
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$478.9	$690.2	$1,566.5	$2,512.4
Cash used for business combinations, net of cash acquired	32.8	144.7	107.3	553.5
Acquisition of intangible assets	--	0.4	1.4	5.8
Investments in unconsolidated affiliates	4.9	40.8	18.8	64.7
Total capital spending	$516.6	$876.1	$1,694.0	$3,136.4

Enterprise Products Partners L.P.				Exhibit B
Condensed Operating Data – UNAUDITED
($ in millions)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Gross operating margin by segment:
NGL Pipelines & Services	$510.6	$354.1	$1,628.7	$1,325.0
Onshore Natural Gas Pipelines & Services	110.0	137.1	501.5	589.9
Onshore Crude Oil Pipelines & Services	37.7	22.7	164.4	132.2
Offshore Pipelines & Services	97.5	53.7	180.5	187.0
Petrochemical & Refined Products Services	109.1	83.8	364.7	374.9
Total gross operating margin	864.9	651.4	2,839.8	2,609.0
Adjustments to reconcile non-GAAP gross operating margin to
GAAP operating income:
Amounts included in operating costs and expenses:
Depreciation, amortization and accretion	(206.4)	(193.1)	(809.3)	(725.4)
Non-cash impairment charges	(7.2)	--	(33.5)	--
Operating lease expenses paid by EPCO	(0.2)	(0.4)	(0.7)	(2.0)
Gain (loss) from asset sales and related transactions	(0.5)	2.0	--	4.0
General and administrative costs	(39.0)	(36.8)	(172.3)	(137.2)
Operating income	$611.6	$423.1	$1,824.0	$1,748.4

Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,437	2,109	2,196	2,021
NGL fractionation volumes (MBPD)	477	456	461	441
Equity NGL production (MBPD)	120	108	117	108
Fee-based natural gas processing (MMcf/d)	2,545	2,688	2,650	2,524
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	10,234	10,059	10,435	9,612
Onshore Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	672	715	680	696
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,305	1,284	1,420	1,408
Crude oil transportation volumes (MBPD)	387	109	308	169
Platform natural gas processing (MMcf/d)	579	760	700	632
Platform crude oil processing (MBPD)	19	4	12	15
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	93	90	97	86
Propylene fractionation volumes (MBPD)	71	55	68	58
Octane additive production volumes (MBPD)	13	12	10	9
Transportation volumes, primarily refined products and petrochemicals (MBPD)	835	824	806	818
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	4,331	3,757	3,990	3,704
Natural gas transportation volumes (BBtus/d)	11,539	11,343	11,855	11,020
Equivalent transportation volumes (MBPD) (2)	7,368	6,742	7,110	6,604

(1)  Operating rates are reported on a net basis, taking into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)  Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.			Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Distributable Cash Flow
($ in millions)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net income attributable to Enterprise Products Partners L.P.	$406.1	$228.0	$1,030.9	$954.0
Adjustments to GAAP net income attributable to Enterprise Products Partners L.P. to derive non-GAAP distributable cash flow:
Depreciation, amortization and accretion	213.5	148.6	725.5	562.2
Operating lease expenses paid by EPCO	0.2	0.5	0.7	2.0
Distributions received from unconsolidated affiliates	31.4	28.7	127.4	98.6
Equity in income of unconsolidated affiliates	(19.2)	(11.0)	(61.4)	(59.1)
Sustaining capital expenditures	(58.3)	(59.4)	(166.6)	(188.7)
Cash payments to settle asset retirement obligations	(2.5)	--	(12.4)	(7.2)
Loss (gain) from asset sales and related transactions	0.5	(2.0)	0.1	(3.7)
Proceeds from asset sales and related transactions	0.7	14.3	3.5	16.0
Monetization of interest rate hedging derivative instruments	0.2	7.7	0.2	(14.4)
Amortization of net losses (gains) related to monetization of derivative instruments	0.9	(0.4)	1.0	(4.4)
Net income attributable to noncontrolling interest – DEP public unitholders	9.5	5.4	31.3	17.2
Distribution to be paid to DEP public unitholders with respect to period	(10.8)	(6.4)	(38.0)	(25.1)
Net loss of TEPPCO for third quarter of 2009	--	--	(42.1)	--
Other miscellaneous adjustments to derive distributable cash flow	(1.8)	(22.1)	43.1	30.8
Distributable cash flow	570.4	331.9	1,643.2	1,378.2
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Sustaining capital expenditures	58.3	59.4	166.6	188.7
Cash payments to settle asset retirement obligations	2.5	--	12.4	7.2
Proceeds from asset sales and related transactions	(0.7)	(14.3)	(3.5)	(16.0)
Monetization of interest rate hedging derivative instruments	(0.2)	(7.7)	(0.2)	14.4
Amortization of net gains (losses) related to monetization of derivative instruments	(0.9)	0.4	(1.0)	4.4
Net income attributable to noncontrolling interest – DEP public unitholders	(9.5)	(5.4)	(31.3)	(17.2)
Distribution to be paid to DEP public unitholders with respect to period	10.8	6.4	38.0	25.1
Net income attributable to noncontrolling interest	33.2	12.1	75.7	41.4
Miscellaneous non-cash and other amounts to reconcile distributable cash flow with net cash flows provided by operating activities	0.8	10.4	(5.2)	(31.6)
Net effect of changes in operating accounts	820.8	(129.0)	284.7	(357.4)
Net cash flows provided by operating activities (pre-recast) (1)		$264.2		$1,237.2
Operating cash flows for the six months ended June 30, 2009 attributable to inclusion of TEPPCO amounts in our recast financial statements	--		197.8
Net cash flows provided by operating activities (recast) (2)	$1,485.5		$2,377.2

(1)  Distributable cash flow for 2008 is calculated based on and reconciled to the historical financial results (pre-recast) of Enterprise Products Partners L.P. prior to the TEPPCO Merger. As such, amounts presented for 2008 do not include any amounts attributable to TEPPCO Partners L.P. and its consolidated subsidiaries. Enterprise Products Partners L.P. filed its recast financial statements for the years ended December 31, 2008, 2007 and 2006 and nine months ended September 30, 2009 on a Current Report on Form 8-K dated December 4, 2009.
(2)  Distributable cash flow for 2009 prior to the 3rd quarter is calculated based on historical results (pre-recast) of Enterprise Products Partners L.P. prior to the TEPPCO Merger. Distributable cash flow for the 3rd and 4th quarters of 2009 are calculated and reconciled to the recast financial results of Enterprise Products Partners L.P., which includes amounts attributable to TEPPCO Partners L.P. and its consolidated subsidiaries prior to October 26, 2009 (the effective date of the TEPPCO Merger).

Enterprise Products Partners L.P.				Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA
($ in millions)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net income	$439.3	$274.8	$1,155.1	$1,188.9
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Equity in income of unconsolidated affiliates	(19.2)	(3.1)	(51.2)	(34.9)
Distributions received from unconsolidated affiliates	31.4	30.3	86.6	80.8
Interest expense (including related amortization)	169.8	144.4	641.8	540.7
Provision for income taxes	(1.5)	10.9	25.3	31.0
Depreciation, amortization and accretion in operating costs and expenses	211.6	197.1	828.5	739.6
Adjusted EBITDA	831.4	654.4	2,686.1	2,546.1
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Interest expense	(169.8)	(144.4)	(641.8)	(540.7)
Provision for income taxes	1.5	(10.9)	(25.3)	(31.0)
Operating lease expenses paid by EPCO	0.2	0.4	0.7	2.0
Loss (gain) from asset sales and related transactions	0.5	(2.0)	--	(4.0)
Loss on forfeiture of investment in Texas Offshore Port System	--	--	68.4	--
Non-cash impairment charge	7.2	--	33.5	--
Miscellaneous non-cash and other amounts to reconcile Adjusted EBITDA and net cash flows provided by operating activities	(6.3)	(11.5)	9.7	5.8
Net effect of changes in operating accounts	820.8	(170.0)	245.9	(411.1)
Net cash flows provided by operating activities	$1,485.5	$316.0	$2,377.2	$1,567.1

Amounts presented in the preceding table for periods prior to October 26, 2009 (the effective date of the TEPPCO Merger) reflect the recast financial information of Enterprise Products Partners L.P.  The recast financial information combined the financial results of Enterprise Products Partners L.P. and TEPPCO Partners L.P. and their respective consolidated subsidiaries since both companies have been under common control since February 2005.  Enterprise Products Partners L.P. filed its recast financial statements for the years ended December 31, 2008, 2007 and 2006 and nine months ended September 30, 2009 on a Current Report on Form 8-K dated December 4, 2009.